Exhibit 10.44

4820 Overland Ave.

San Diego, CA 92123-1599

(858) 571-5555

(858) 495-4267 fax

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), which shall become effective on May 16, 2005, sets forth the terms and conditions of employment agreed upon by and between Overland Storage, Inc. (“Employer” or the “Company”) and W. Michael Gawarecki (“Executive”).

The parties agree as follows:

1.                                       Positions and Duties.  Executive will be employed by the Company in the position of Vice President reporting to the Company’s Chief Executive Officer (the “CEO”), and shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company consistent with the bylaws of the Company and as required by the CEO.

1.1                                 Best Efforts/Full-Time.  During the Employment Term (as defined in paragraph 1.2 herein), Executive will act in the best interests of Employer and devote his full business time and best efforts to the performance of his duties under this Agreement.  Executive agrees to be available to render such services at all reasonable times and places and in accordance with Employer’s directives.

Executive shall be assigned to work in the Company’s corporate offices in San Diego, California, but may be required to travel in connection with his duties.  Executive will abide by all policies, procedures, and decisions made by Employer, as well as all federal, state and local laws, regulations or ordinances applicable to his employment.

During his employment, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Employer’s business interests and if, in the opinion of the Company’s Board of Directors, an actual or potential conflict exists, the Board may in its sole discretion require Executive to choose to either (i) discontinue the other work or (ii) resign from his employment with Employer.  It is anticipated that Executive shall generally devote no less than 40 hours per week to his duties for Employer.

1.2                                 Term of Employment.  This Agreement shall commence on the effective date and, unless terminated by either party in accordance with paragraph 5 herein, shall continue until June 30, 2006.  The period of employment hereunder shall be referred to herein as the “Employment Term”.  Except as provided in paragraph 6, this Agreement shall continue during the Employment Term to govern the terms and conditions of Executive’s employment, unless modified by the parties hereto in writing.  Except as otherwise provided herein, all rights and obligations hereunder shall terminate upon the expiration of the Employment Term.  The Employment Term shall not be deemed extended or renewed without the express written consent of the parties hereto.

1.3                                 “At Will” Employment.  Executive’s employment with the Company is at will and may be terminated by Executive or by the Company at any time for any reason, with or without Cause, subject to the terms and conditions of this Agreement.

2.               Compensation.

2.1                                 Base Salary.  As compensation for the proper and satisfactory performance of all duties under this Agreement, Executive shall earn an initial gross annual base salary of $246,500 ($9,480.77 gross per bi-weekly payroll period), less all legally required payroll deductions and withholdings, payable in accordance with Employer’s normal payroll practices (“Base Salary”).  The Base Salary is subject to increase from time to time in the sole discretion of the Compensation Committee.

2.2                                 Discretionary MBO Bonus.  In addition, Executive will be eligible to participate in the Company’s Executive Management By Objective (“MBO”) Bonus Plan and to receive, in the sole discretion of the Compensation Committee of the Board, a quarterly bonus for each quarter of the Employment Term of up to forty percent (40%) of his quarterly Base Salary, or such other amount as determined by the Compensation Committee of the Board, based on (1) successful achievement by Executive of MBO performance objectives to be determined by the Compensation Committee of the Board, AND (2) successful achievement by the Company of quarterly earnings per share goals established by the Board of Directors.

2.3                                 Outsourcing Project Bonus.  In addition, conditioned upon (1) the successful completion of the Company’s manufacturing outsourcing project (the “Project”) no later than July 3, 2005, whereby all of the Company’s manufacturing activity taking place in San Diego, California will be relocated to Sanmina-SCI Corporation in Rapid City, South Dakota, AND (2) maintenance of satisfactory product quality and delivery times during the six months following completion of the Project in accordance with Exhibit B hereto, Executive will receive an additional, one-time, bonus equal to $100,000.00 (the “Outsourcing Project Bonus”).  The determination of whether or not the performance objectives for the Outsourcing Project Bonus have been achieved shall be made at the sole discretion of the Compensation Committee of the Board.  The Outsourcing Project Bonus, if earned, will be paid to Executive within thirty (30) days following the end of the sixth month following completion of the Project.

3.               Customary Fringe Benefits.  Executive shall be eligible for all customary and usual benefits generally available to all executive level employees of Employer, as determined in the sole and absolute discretion of Employer and subject to the terms and conditions set forth in the applicable benefit plan or policy.  Employer reserves the right to change or eliminate any of the fringe benefits provided to executive level employees on a prospective basis at any time, at Employer’s sole and absolute discretion.  Executive understands that all benefits provided in this paragraph may be reduced by, or subject to, all legally required taxes.

4.               Business Expenses.  Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Employer as permitted by and subject to Executive’s compliance with the Company’s established expense reimbursement policy.

5.               Termination.

5.1                                 Termination for Cause by Employer.  Employer may terminate Executive’s employment under this Agreement immediately at any time for “Cause”, which shall include, but is not limited to:  (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to his obligations or otherwise relating to the business of Employer; (b) Executive’s material breach of this Agreement; (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Executive’s dishonesty or involvement in any conduct that adversely affects Employer’s name or public image or is otherwise detrimental to Employer’s business interests; (e) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of Employer; or (f) Executive’s death.

5.1.1.                     Entitlements Upon Termination for Cause.  In the event that Executive’s employment is terminated for Cause in accordance with paragraph 5.1, Executive shall be entitled to receive:  (a) the Base Salary then in effect, prorated to the date of termination; (b) any performance bonuses earned prior to the date of termination; and (c) any expense reimbursements to which Executive is entitled by virtue of his prior employment with Employer (collectively, (a), (b) and (c) above are referred to herein as the “Standard Entitlements”).  In the event of such termination for Cause, Executive shall not be entitled to receive (i) the Severance Payment (as defined in paragraph 5.2 below), or any part thereof, (ii) any unearned bonus amounts or (iii) any further vesting of stock options; and all other obligations of Employer to Executive pursuant to this Agreement shall automatically terminate and be completely extinguished.

5.2                                 Termination Without Cause by Employer.  Employer may terminate Executive’s employment without Cause at any time.  If Employer terminates Executive’s employment without Cause, Executive shall be entitled to receive the Standard Entitlements and, if earned as of the date of termination and unpaid, the Outsourcing Project Bonus.  In addition to the above, in the event that, prior to the expiration of the Employment Term, (i) Employer terminates Executive’s employment without Cause and

(ii) Executive complies with the conditions in paragraph 5.2.1 below, Executive will be entitled to an aggregate severance payment equal to 100% of Executive’s then annual Base Salary (the “Severance Payment”), payable at Executive’s choice in either a lump-sum amount or in 12 equal monthly payments without interest.  Upon Executive’s termination without Cause, subject to the conditions of any stock options previously granted relating to any shares of the Employer’s Common Stock, all of Employer’s other obligations pursuant to this Agreement shall terminate automatically and extinguish completely following the date of such termination without Cause.

5.2.1.                     Conditions to Receive Severance Payments.  The Severance Payment will be paid provided that Executive executes a full general release in the form attached hereto as Exhibit A, releasing all claims, known or unknown, that Executive may have against Employer arising out of or in any way related to Executive’s employment or termination of employment with Employer.  The payment will be made after expiration of the rescission period referenced in Section 3 of Exhibit A.

5.3                                 Voluntary Resignation by Executive for Good Reason. Executive may voluntarily resign his position with Employer at any time provided that he delivers to the Board at least thirty (30) days’ advance written notice of his resignation. In the event that his resignation is for Good Reason (as defined below), Executive will be entitled to receive the Standard Entitlements and, if earned as of the date of termination and unpaid, the Outsourcing Project Bonus.  In addition to the above, in the event that, prior to the expiration of the Employment Term, (i) Executive voluntarily resigns for Good Reason and (ii) Executive complies with the conditions in paragraph 5.2.1 above, Executive will be entitled to receive the Severance Payment. In the event of such resignation for Good Reason, all of Employer’s other obligations pursuant to this Agreement shall terminate automatically and extinguish completely following the date of such resignation for Good Reason. Executive will be deemed to have resigned for “Good Reason” in the following circumstances: (a) Employer reduces Executive’s Base Salary by more than twenty percent (20%), unless the reduction is made as part of, and is generally consistent with, a general reduction of other senior executive salaries; or (b) Employer relocates Executive’s principal place of work to a location more than fifty (50) miles from Employer’s current location without his prior written approval.

5.4                                 Voluntary Resignation by Executive Without Good Reason.  In the event that Executive’s resignation is without Good Reason, Executive will be entitled to receive the Standard Entitlements, but Executive shall not be entitled to receive (i) the Severance Payment, or any part thereof, (ii) any unearned bonus amounts or (iii) any further vesting of stock options; and all other obligations of Employer to Executive pursuant to this Agreement shall automatically terminate and be completely extinguished.

6.                                       Termination Upon Change of Control.  In the event of a “Change of Control” (as defined in Executive’s existing Retention Agreement with the Company), Employer’s obligations to Executive pursuant to paragraph 5 above shall terminate automatically and extinguish completely.

7.                                       Confidentiality/Intellectual Property Agreement and Insider Trading Policy.  Executive agrees that he has read, signed, and will abide by the terms and conditions of Employer’s Confidentiality/Intellectual Property Agreement and Employer’s Insider Trading Policy.

Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential and Proprietary Information”).  Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

8.               Non-Competition.  During the Employment Term, Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.

Except with the prior written consent of Employer, Executive will not, during the Employment Term, or any period during which Executive is receiving compensation or any other consideration from Employer, engage in competition with Employer, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise compete with the product or products actively under development by Employer.

Except as permitted herein, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to Employer, its business or prospects, financial or otherwise. Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph 8.

9.               Nonsolicitation.  During the Employment Term and for a period of one year thereafter, irrespective of the manner of termination of employment, Executive agrees not to, directly or indirectly, separately, or in association with others:  (a) interfere with, impair, disrupt, or damage Employer’s relationship with any of its customers or prospective customers by soliciting, encouraging, or causing others to solicit or encourage any of them, for the purpose of diverting or taking away the business such customers have with Employer; or (b) interfere with, impair, disrupt, or damage Employer’s business by soliciting, encouraging, or causing others to solicit or encourage, any of Employer’s employees to discontinue their employment with Employer.

10.         Agreement to Arbitrate.  The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, the employment relationship between the parties, the terms or conditions of employment, or the termination of the employment relationship, that are not resolved by their mutual agreement shall be resolved by final and binding arbitration as the exclusive remedy in accordance with the JAMS Employment Arbitration Rules and Procedures in effect at the time arbitration is initiated.  THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT.  Either party may commence the arbitration process by filing a written demand for arbitration with JAMS and sending a copy to the other party.  The arbitration shall be conducted by one neutral arbitrator selected by the parties from a list of arbitrators provided by JAMS, or its successor, in San Diego, California.  If the parties are unable to agree upon an arbitrator from the list provided, the parties shall alternate in striking names of arbitrators from the list until one is left who shall be the arbitrator.  The parties shall be entitled to be represented by counsel in the arbitration proceeding.  The arbitrator shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration.  The arbitrator is authorized to award any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the parties had the matter been heard in court.  The arbitrator shall have the authority to provide for the award of attorney’s fees and costs in accordance with applicable law.  Executive shall not be required to pay any cost or expense of the arbitration that he or she would not be required to pay if the matter had been heard in court.  The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the parties agree otherwise.  Proceedings to enforce, confirm, modify, set aside or vacate an award or decision rendered by the arbitrator will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. Sec 1 et. seq. or applicable state law.  Nothing in this paragraph shall prohibit or limit the parties from seeking provisional remedies under California Code of Civil Procedure section 1281.8, including, but not limited to, injunctive relief from a court of competent jurisdiction.  The parties agree that should either party initiate litigation in a court in violation of this paragraph, the party who successfully compels arbitration shall be entitled to recover its/his/her attorney’s fees and costs incurred in compelling arbitration from the party who violated this paragraph, and that a court may require the payment of such attorney’s fees and costs as part of its order compelling arbitration.  If the court declines to order the payment of the attorney’s fees and costs to the party who successfully compels arbitration, then the parties agree that the arbitrator shall have the authority to make such an order.

11.         General Provisions.

11.1                           Successors and Assigns.  The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement, but this Agreement shall inure to the benefit of and shall be binding upon the heirs of Executive.

11.2                           Indemnification.  The indemnification provisions for Officers and Directors under Employer’s Bylaws will (to the maximum extent permitted by law) be extended to Executive.

11.3                           Waiver.  This Agreement may not be modified or amended except by an instrument in writing, signed by Executive and by a duly authorized representative of Employer other than Executive.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as an amendment or waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

11.4                           Severability.  If any provision of this Agreement is held by an arbitrator or a court of law to be illegal, invalid or unenforceable, then:  (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision; and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

11.5                           Interpretation; Construction.  This Agreement has been drafted by Employer, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that he has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired.  Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.6                           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California.

11.7                           Notices.  All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	If to Executive:

Overland Storage Inc.	Michael Gawarecki
4820 Overland Ave.	3631 Brandywine Street
San Diego, CA 92123-1599	San Diego, CA 92117
Attn: Chief Financial Officer

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above.  Either party may change its address for notices by giving notice to the other party in the manner specified in this paragraph 11.7.

11.8                           Survival.  The rights and obligations contained in paragraph 9 (“Nonsolicitation”) shall survive any termination or expiration of this Agreement for a period of one year, and paragraphs 7 (“Confidentiality/Intellectual Property Agreement and Insider Trading Policy”), 10 (“Agreement to Arbitrate”) and 11 (“General Provisions”) shall survive any termination or expiration of this Agreement.

11.9                           Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to the subject matter herein and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

11.10                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT IN ITS ENTIRETY AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN, WHEREFORE, THE PARTIES HAVE FREELY AND VOLUNTARILY EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

Executive:

/s/ W. Michael Gawarecki	Dated: September 9, 2005
W. Michael Gawarecki

Company:

Overland Storage, Inc.

/s/ Christopher P. Calisi	Dated: September 9, 2005
Christopher P. Calisi

President and Chief Executive Officer

EXHIBIT A

GENERAL RELEASE

This GENERAL RELEASE (“Release”) is entered into effective as of                           , (the “Effective Date”) by and between Overland Storage Inc., a California corporation, having its principal offices at 4820 Overland Ave. , San Diego, California 92123-1599 (the “Company”) and W. Michael Gawarecki, an individual residing at [                          ] (“Employee”) with reference to the following facts:

RECITALS

A.                                   The parties entered into an Employment Agreement (the “Agreement”) dated as of October 20, 2004, by which the parties agreed that upon the occurrence of certain conditions, Employee would become eligible for the Severance Payment as defined in the Agreement in exchange for Employee’s release of the Company from all claims which Employee may have against the Company as of the date of the termination of Employee’s employment.

B.                                     The parties desire to dispose of, fully and completely, all claims which Employee may have against the Company in the manner set forth in this Release.

AGREEMENT

1.               Release.  Employee, for himself and his heirs, successors and assigns, fully releases and discharges the Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents (collectively, “Agents”), and all entities related to each party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively, “Related Entities”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release.  Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the Age Discrimination in Employment Act, as amended (“ADEA”).

2.               Section 1542 Waiver.  This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities.  In making this release, Employee intends to release each of the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to him.  Employee expressly waives all rights under §1542 of the California Civil Code, which Employee understands provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release.  Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.

3.               Waiver of Certain Claims.  Employee acknowledges that he has been advised in writing of his right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a 21-day period in which to consider entering into the release of ADEA claims, if any.  In addition, Employee acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to seven (7) days after executing this Release.

4.               No Undue Influence.  This Release is executed voluntarily and without any duress or undue influence.  Employee acknowledges that he has read this Release and executed it with his full and free consent.  No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

5.               Governing Law.  This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.

6.               Severability.  If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.               Counterparts.  This Release may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Release may be executed by facsimile, with originals to follow by overnight courier.

8.               Dispute Resolution Procedures.  Any dispute or claim arising out of this Release shall be subject to arbitration in accordance with the Agreement.

9.               Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written.

10.         Modification; Waivers.  No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

11.         Amendment.  This Agreement may be amended or supplemented only by a writing signed by Employee and the Company.

Dated:
W. Michael Gawarecki

EXHIBIT B

Outsource Project Metrics

Metric	Description	Baseline	Post Outsource
On Time Delivery	Measures actual Overland performance to commit dates	96.5%	> 96.5%
Out of Box Audit	10% sample of finished goods. Checks for power-up and correct configuration	REO: 97.7% WGS: 100% NEO 8000: 95.5% NEO 2000: 9.5% NEO 4000: 99.2% MSL Lite: TBD	All metrics post-outsource will be equal to or greater than the last Overland measures
Product Lead Times	Delivery lead times. Varies by product line.	REO: 3-5 Days WGS: 3 Days NEO 8000: 10 Days NEO 2000: 3 Days NEO 4000: 5 Days MSL Lite: 5 Days Spares: 5 Days	REO: 3-5 Days WGS: 3 Days NEO 8000: 10 Days NEO 2000: 3 Days NEO 4000: 5 Days MSL Lite: 5 Days Spares: 5 Days
1st Pass Yields	Product yields associated with operator error. A measure of how well SCI has trained and where they are on the learning curve.	REO: 99.2% WGS: 99.7% NEO 8000: 91.3% NEO 2000: 98.9% NEO 4000: 96.7% MSL Lite: TBD	All metrics post-outsource will be equal to or greater than the last Overland measures
Shipping Accuracy	Errors made by shipping personnel when processing orders (wrong product, quantity, addresses, etc)	99.7%	99.7%
Inventory Accuracy	A measure for those parts consigned by Overland to SCI. Currently will include tape drives and fiber channel boards	99%	99%
Cost Reduction	We will measure actual cost savings by product line. Our estimates were a minimum of $3.5 million annual savings	FY05 costs at time of transfer	We expect to be at the minimum run rate by end of Q3, FY06